Healthier Choices Management Corp. Announces Expiration of Rights Offering

Issuer Free Writing Prospectus dated June 14, 2021
Filed Pursuant to Rule 433(f) under the Securities Act of 1933
Relating to the Prospectus dated May 19, 2021
Registration Statement No. 333-255356

Hollywood, FL, June 14, 2021 / (GLOBE NEWSWIRE)/ -- Healthier Choices Management Corp. (sometimes referred to as the “Company” or “HCMC”) (OTC Pink: HCMC), announced today the expiration of the Company’s rights offering. The subscription period for its previously announced rights offering (the “Offering”) of shares of common stock at an actual subscription price of $0.0010 per share, which represents a 25% discount to the 5-day VWAP ending on the expiration date, expired on June 10, 2021, and these rights are no longer exercisable.

The subscription rights exercised totaled approximately 27 billion shares of common stock. Preliminary estimates indicate that the Company will be raising gross proceeds of approximately $27 million from the Offering. The results of the Offering and HCMC’s estimates regarding the aggregate gross proceeds of the Offering to be received by HCMC are subject to finalization and verification by its subscription agent.

HCMC anticipates that closing of the Offering will occur on or about June 15, 2021, subject to satisfaction or waiver of all conditions to closing. Upon the closing, the subscription agent will distribute, by way of direct registration in book-entry form or through the facilities of DTC, as applicable, shares of common stock to holders of rights who have validly exercised their rights and paid the subscription price in full. No physical stock certificates will be issued to such holders. While the shares sold in the offering will be released by HCMC’s transfer agent to actual record date holders, the allocation of shares to participating rights holders’ accounts will be the responsibility of their individual brokers, nominees or online trading platforms. Participating rights holders should contact their brokers, nominees or online trading platforms for verification of receipt of shares they were issued pursuant to the rights offering.

Maxim Group LLC acted as Dealer-Manager for the Offering. Counsel for HCMC was Cozen O’Connor and counsel for Maxim Group was Ellenoff Grossman & Schole LLP.

Jeffrey Holman, the CEO of HCMC stated, “We chose to raise capital through a rights offering in order to provide all stockholders with the opportunity and the flexibility to participate according to their pro rata share of ownership in HCMC. I truly appreciate each stockholder who chose to participate for the confidence that you placed in Team HCMC. This offering allows us to pursue various courses to increase stockholder value, including protection of our intellectual property rights through litigation and other methods, funding future research and development for both our intellectual property suite and products, and funding for growth initiatives.”

The Company's registration statement on Form S-1 was declared effective by the U.S. Securities and Exchange Commission (SEC) on May 19, 2021. The prospectus relating to and describing the terms of the Offering has been filed with the SEC as a part of the registration statement and is available on the SEC's website at http://www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.healthiercmc.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives. Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio. The Company currently operates eight retail vape stores in the Southeast region of the United States, through which it offers e-liquids, vaporizers and related products. The Company also operates Ada’s Natural Market, a natural and organic grocery store, through its wholly owned subsidiary Healthy Choice Markets, Inc. and Paradise Health and Nutrition, stores that offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items through its wholly owned subsidiary Healthy Choice Markets 2, LLC. The Company also sells vitamins and supplements on its website TheVitaminStore.com. The Company markets its Q-Cup™ technology under the vape segment. This patented technology is based on a small, quartz cup called the Q-Cup™, which a customer can purchase already filled by a third party in some regions, or can partially fill themselves with either cannabis or CBD concentrate (approximately 50mg), also purchased from a third party. The Q-Cup™ can then be inserted into the patented Q-Unit™, which heats the cup from the outside without coming in direct contact with the solid concentrate. This Q-Cup™ and Q-Unit™ technology provides significantly more efficiency and an “on the go” solution for consumers who prefer to vape concentrates either medicinally or recreationally. The Q-Cup™ can also be used in other devices as a convenient micro-dosing system. These products are available on the Company’s website at www.TheQcup.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management's estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans. In addition, when used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:

Healthier Choices Management Corp.
3800 North 28th Way, #1
Hollywood, FL 33020
Office: 305-600-5004 / Fax: 954-272-7773
Website: www.HealthierCMC.com
Email: ir@hcmc1.com